Exhibit 99.1

EXECUTION COPY

SUPPORT AGREEMENT BETWEEN THE BOEING COMPANY AND BOEING
CAPITAL CORPORATION

THIS AGREEMENT dated as of December 23, 2003 between The Boeing Company, a Delaware corporation (“Boeing”), and Boeing Capital Corporation, a Delaware corporation (“Subsidiary”).

W I T N E S S E T H:

WHEREAS, Boeing is the owner of 100% of the outstanding shares of the Subsidiary; and

WHEREAS, the Subsidiary has incurred and will continue to incur Debt, as hereinafter defined, to enable the Subsidiary to carry on its business;

WHEREAS, “Debt” shall mean all present or future indebtedness of the Subsidiary for borrowed money, evidenced by bonds, debentures, notes or similar instruments, excluding intercompany indebtedness; and

WHEREAS, Boeing and the Subsidiary desire to take actions to enhance and maintain the financial condition of the Subsidiary;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.                           Stock Ownership.  During the term of this Agreement, Boeing shall own, directly or through one or more of its wholly-owned subsidiaries, 51% or greater of all of the outstanding shares of stock of the Subsidiary entitled to vote for the election of members of the Board of Directors of the Subsidiary (without including for this purpose any preferred stock which may have the right to vote upon the occurrence of one or more contingencies).

2.                           Maintenance of Fixed Charge Coverage Ratio.  During the term of this Agreement, Boeing shall take all action necessary, including making cash contributions to the Subsidiary, required to maintain a “Fixed Charge Coverage Ratio” of the Subsidiary at not less than 1.05 to 1.0.  The Fixed Charge Coverage Ratio shall be calculated quarterly based on the Subsidiary’s financial statements prepared in accordance with GAAP, using a rolling four-quarter period.  If such calculation indicates a deficiency in the Fixed Charge Coverage Ratio, then Boeing will take timely action to cure such deficiency, provided that such cure will be effected not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.  For purposes of this paragraph 2, “Fixed Charge Coverage Ratio” shall mean the sum of pre-tax income, interest expense, preferred stock dividend requirement and any support payments made before the end of the following quarter pursuant to this agreement (which shall be so reported and which shall be treated as equity contributions for financial reporting purposes), divided by the sum of interest expense and preferred stock dividend requirement (all as reported by the Subsidiary in its financial statements prepared in accordance with GAAP).

3.                           Maintenance of Tangible Net Worth.  During the term of this Agreement, Boeing shall take all action necessary to ensure that the “Tangible Net Worth” of the Subsidiary is maintained at not less than $50,000,000.   The Subsidiary’s Tangible Net Worth shall be calculated quarterly based on the Subsidiary’s financial statements prepared in accordance with GAAP.  If such calculation indicates a deficiency in the Subsidiary’s Tangible Net Worth, then Boeing will take timely action to cure such deficiency, provided that such cure will be effected not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.  For purposes of this paragraph 3, “Tangible Net Worth” shall mean shareholders’ equity, less the amount, if any, of goodwill, each as reported by the Subsidiary in its financial statements prepared in accordance with GAAP.

4.                           No Guarantee of Indebtedness.  This Agreement is not, and nothing herein contained, and no action taken pursuant hereto by Boeing shall be construed as, or deemed to constitute, a direct or indirect guarantee by Boeing to any person of the payment of any Debt or any other indebtedness or of any liability or obligation of any kind or character whatsoever of the Subsidiary or of any subsidiary of the Subsidiary.

5.                           Waivers.  Boeing hereby waives any failure or delay on the part of the Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder.

6.                           No Pledge Assignment.  The parties hereto hereby agree not to assign any rights under this Support Agreement during the term of the Debt and, thereafter, for so long as any obligations of the Subsidiary with respect to the Debt remain outstanding.

7.                           Amendments and Termination.  This Agreement may be modified or terminated by the parties hereto at any time, upon 30 days’ prior written notice, in accordance with the terms of this paragraph.  This Agreement may not be modified or terminated so long as any Debt remains outstanding, unless:  (1) holders of at least 66 2/3% of the aggregate outstanding principal amount of all Debt consent to the modification or termination; or (2) the modification or termination does not adversely affect the credit ratings of the debt of the Subsidiary (as determined by each of Moody’s, Standard & Poor’s, and Fitch that rates the Subsidiary at the time of such modification or termination).  Notwithstanding the foregoing, the parties may modify or terminate this Agreement with respect to future issuances of Debt.  This Agreement shall terminate when there is no longer any outstanding Debt.

8.                           Successors.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

9.                           Enforceability by Holders.  This Agreement is intended for the benefit of the holders from time to time of the Debt and, notwithstanding that such holders are not parties hereto, the holders of more than 50% of the aggregate outstanding principal amount of all Debt shall have the right to demand that the Subsidiary enforce the Subsidiary’s rights under Sections 1, 2 and 3 of this Support Agreement.  This Agreement is not intended for the benefit of any person other than the holders from time to time of the Debt, and shall not confer or be deemed to confer upon any other such person any benefits, rights or remedies hereunder.

10.                           Governing Law.  This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

THE BOEING COMPANY

By:
	Name:	R. Paul Kinscherff
	Title:	Senior Vice President Finance and Treasurer

BOEING CAPITAL CORPORATION

By:
	Name:	Walter E. Skowronski
	Title:	President